Appleton Reports Fourth Quarter and 2008 Results

Appleton’s earnings affected by bold moves to strengthen the company’s market and financial positions under difficult economic conditions

(Appleton, Wis., March 30, 2009) Appleton’s 2008 net sales from continuing operations were $964.6 million, essentially even compared to 2007, as lower volumes were offset with price and mix improvements. Appleton recorded a net loss of $97.4 million for 2008, compared to a net loss of $6.3 million in 2007.

“The key to understanding our 2008 results is to recognize that $92.7 million of our net loss resulted from noncash accounting charges against earnings,” said Mark Richards, Appleton’s chairman, president and chief executive officer. “Despite the challenges of extremely difficult market conditions, we remained disciplined and focused on making the tough strategic business decisions that will help us achieve our mission of becoming the global leader in specialty paper.”

Significant items during 2008
•	Divested a nonstrategic asset, Bemrose Group Limited, and incurred a $43.7 million noncash impairment charge
•	Assessed current market value of Performance Packaging business which resulted in a $39.6 million noncash goodwill impairment
•	Discontinued hedge accounting for interest rate swaps resulting in a $9.4 million noncash charge to interest expense
•	Strengthened Appleton’s position as the world’s premier producer of thermal paper by completing a
      $125-million capacity expansion - resulting in one-time start-up expenses of $14.1 million
•	Gained additional financial flexibility to operate by negotiating amendments to Appleton’s bank debt structure
•	Fulfilled Appleton’s total obligation for the Fox River remediation by paying $25 million
•	Recorded an $11.6 million gain from market purchases of $40.6 million face value of its senior notes
•	Reduced selling, general and administrative expenses in 2008 by more than $10 million
•	Reduced workforce by approximately 180 people to save an estimated $15 million in 2009; incurred a $2.6 million restructuring charge in 2008
•	Prevailed in the antidumping and countervailing duties petitions against unfairly traded imports of lightweight thermal paper from China and Germany
•	Signed a global supply agreement to provide microencapsulated specialty chemicals to Procter & Gamble
•	Received the Wisconsin Governor’s Export Achievement Award for large manufacturing exporters

Consistent Cash Generation
“The fundamentals of our company remain sound,” said Richards. “Our cash flow in 2008, excluding the expansion start-up costs and changes in working capital, was nearly the same amount of cash we generated in 2007.” Richards added, “Despite difficult market conditions and the impact of increasing our debt in 2008, we believe that our investments, market positions and financial structure leave us well-positioned to improve cash flows in 2009 and beyond. Our focus remains on extending our market leadership positions, achieving operational excellence and reducing our debt.”

Appleton Reports Fourth Quarter and 2008 Results                                                                                                                                             page 2
March 30, 2009

Appleton’s net sales for fourth quarter 2008 were $223.4 million, a 7.3% decline compared to the same quarter in 2007. Appleton reported a $46.1 million net loss for fourth quarter 2008 compared to an $11.8 million net loss recorded in fourth quarter 2007. Fourth quarter 2008 results included a $21.9 million goodwill impairment charge within the Performance Packaging segment, $2.6 million of restructuring charges for employee termination benefits, and an $11.6 million net gain from market purchases of $40.6 million face value of its senior notes.

Fourth Quarter and Full Year 2008 Business Unit Results (dollars in thousands):

	Net Sales for the		Net Sales for the
	Three Months Ended		Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Technical Papers	$195,023	$212,920	$852,323	$861,399
Performance Packaging	28,329	27,963	112,254	101,841
	$223,352	$240,883	$964,577	$963,240

	Operating (Loss) Income for the		Operating (Loss) Income for the
	Three Months Ended		Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Technical Papers	$(7,540)	$11,623	$21,315	$62,784
Performance Packaging	(22,356)	2,128	(34,292)	6,225
Other (Unallocated)	(2,634)	(5,414)	(12,139)	(18,227)
	$(32,530)	$8,337	$(25,116)	$50,782

Technical Papers

During 2008, Technical Papers net sales of $852.3 million decreased $9.0 million, or 1.1%, compared to 2007.  Year on year, coated solutions net sales decreased $33.9 million primarily due to lower shipment volumes and unfavorable mix partially offset by favorable pricing. Thermal papers net sales were $23.2 million higher than prior year due to increased shipment volumes and improved pricing. Net sales of security papers increased $1.7 million in 2008, as compared to 2007, also primarily due to increased shipment volumes and improved pricing.

Technical Papers 2008 operating income was $21.3 million, a decrease of $41.5 million due to lower shipment volume, unfavorable mix, higher raw material and energy costs, higher transportation costs and $14.1 million of start-up costs associated with the West Carrollton expansion. Lower volume and higher costs more than offset favorable pricing, manufacturing gains and lower selling, general and administrative expenses.

Appleton Reports Fourth Quarter and 2008 Results                                                                                                                                             page 3
March 30, 2009

Technical Papers fourth quarter 2008 net sales of $195.0 million were $17.9 million, or 8.4%, lower than fourth quarter 2007 as lower net sales of coated solutions and security papers were partially offset by increased net sales in thermal papers. Coated solutions net sales decreased $22.0 million, or 15.6%, compared to fourth quarter 2007, primarily due to lower shipment volumes and unfavorable mix which offset gains from improved pricing. Net sales of thermal papers increased $4.9 million, or 7.8%, compared to the prior year quarter, primarily due to increased shipment volumes. Net sales of security papers decreased $0.8 million, or 8.9%, compared to fourth quarter 2007, primarily due to decreased shipment volumes which offset improved pricing.

Technical Papers fourth quarter 2008 operating loss of $7.5 million was $19.2 million lower than the prior year quarter. Fourth quarter 2008 results reflected lower volume and higher input costs, which offset favorable pricing and lower selling, general and administrative expenses. The division’s fourth quarter 2008 results were also affected by $5.0 million of costs associated with production curtailments, $5.1 million of start-up costs, and $2.5 million of restructuring charges.

Performance Packaging
Performance Packaging 2008 net sales of $112.3 million were $10.4 million, or 10.2%, higher than 2007 net sales primarily due to improved pricing and favorable mix. In 2008, Performance Packaging recorded a net loss of $34.3 million, a decrease of $40.5 million when compared to 2007 primarily due to total goodwill impairment charges of $39.6 million.

Performance Packaging fourth quarter 2008 net sales of $28.3 million were $0.4 million, or 1.3%, higher than fourth quarter 2007 primarily due to improved pricing and favorable mix. This segment incurred a fourth quarter 2008 operating loss of $22.4 million largely due to a $21.9 million goodwill impairment charge taken during the quarter. The remainder of the operating loss was a result of lower volume, rapid decline of resin prices during fourth quarter 2008, and $1.0 million of lower of cost or market inventory revaluation. During fourth quarter 2007, Performance Packaging recorded operating income of $2.1 million.

Other (Unallocated)
Other (unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Other (unallocated) costs decreased $2.8 million in fourth quarter 2008 compared to fourth quarter 2007 largely due to cost containment efforts.  These efforts also favorably impacted the full year 2008 as other (unallocated) costs decreased $6.1 million in comparison to 2007. Also included in 2007 spending are fees of $1.9 million associated with an income tax recovery received during 2007.

Balance Sheet
During 2008, Appleton’s financial leverage increased as it drew down cash reserves and increased net borrowings on its revolving credit facility to fund $99.5 million of planned capital expenditures and to pay its $25.0 million portion of the Fox River remediation. Before working capital changes and excluding the expansion start-up costs, Appleton’s cash flow from operating activities in 2008 was even with 2007. At the end of 2008, Appleton had cash totaling $4.2 million and net borrowings of $83.7 million on the revolving line of credit within its senior credit facility.

Appleton Reports Fourth Quarter and 2008 Results                                                                                                                                             page 4
March 30, 2009

As a consequence of the significant downturn in Appleton’s business markets and the resulting loss reported for 2008, Appleton was not in compliance with the leverage ratio covenants at the end of 2008, which constituted events of default under Appleton’s senior secured credit facilities and senior secured term note payable. In March 2009, Appleton and its lenders entered into agreements to waive the events of default and amend other provisions of the senior secured credit facilities and the senior secured term note payable. The amendments to the senior secured credit facilities and the senior secured term note payable, which were completed in March 2009, provide Appleton additional covenant flexibility to meet continuing difficult market conditions in 2009 by relaxing the total leverage ratios.  The amendments also modify other provisions of the senior secured credit facilities, including, without limitation, to provide new senior leverage and fixed charge coverage ratios, reflecting Appleton’s ESOP ownership and junior capital structure and certain restrictions on capital expenditures, acquisitions, liens, indebtedness, restricted payments, and note repurchases.

In August 2008, Appleton completed the sale of Bemrose Group Limited and received $3.9 million of cash and $6.4 million consisting of two notes receivable to be settled within 75 and 180 days after closing. The first tranche of notes receivable was paid in November 2008, however, due to continuing difficult business conditions in Bemrose markets, Appleton established a $1.5 million valuation reserve against the remaining principal and interest of the notes receivable.

Appleton completed several significant cash investments that strengthened the company’s competitive and financial positions. Appleton completed a $125-million expansion of its thermal paper production capacity and strengthened its position as the world’s premier producer of thermal paper products. Appleton also paid its $25 million liability for the Fox River remediation. Appleton negotiated additional flexibility under its credit agreements and has minimal required debt service for the next several years.

Outlook
Richards said that Appleton has responded to the significant challenges of 2008 with a series of cost reduction measures including reductions in salaried and hourly workforce, production curtailments and temporary shutdowns, and productive negotiations with suppliers to more effectively manage input costs. The impact of lower first quarter 2009 volume compared to the fourth quarter 2008 and first quarter 2008 will be softened by significant declines in raw material and energy costs.

“We expect first quarter 2009 results to benefit from our aggressive cost reduction efforts, lower input costs, and the excellent performance of our new thermal paper operations at West Carrollton. We are managing to aggressive targets for working capital and taking other prudent actions to continue to improve cash flow and strengthen our balance sheet in 2009 and beyond,” said Richards.

Earnings release conference call
Appleton will host a conference call to discuss its fourth quarter and 2008 results on Tuesday, March 31, 2009, at 11:00 a.m. ET.  The call will be broadcast through its Web site, www.appletonideas.com/investors.  A replay will be available through April 30, 2009.

Appleton Reports Fourth Quarter and 2008 Results                                                                                                                                             page 5
March 30, 2009

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The company produces carbonless, thermal, security and performance packaging products.  Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania and Massachusetts, employs approximately 2,200 people and is 100 % employee-owned. For more information visit www.appletonideas.com.

Media Contact:	Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the company’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 3, 2009.  Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Appleton Reports Fourth Quarter and 2008 Results                                                                                                                                             page 6
March 30, 2009

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the Three	For the Three
	Months Ended	Months Ended
	January 3, 2009	December 29, 2007

Net sales	$223,352	$240,883
Cost of sales	188,418	184,737

Gross profit	34,934	56,146

Selling, general and administrative expenses	42,925	47,806
Goodwill impairment	21,961	-
Restructuring and other charges	2,578	3

Operating (loss) income	(32,530)	8,337

Other expense (income)
Interest expense	22,233	11,439
Debt extinguishment (income) expense, net	(11,598)	431
Interest income	(706)	(594)
Foreign exchange loss	2,523	189

Loss from continuing operations before income taxes	(44,982)	(3,128)

(Benefit) provision for income taxes	(445)	20

Loss from continuing operations	(44,537)	(3,148)

Discontinued operations
Loss from discontinued operations, net of income taxes	(1,538)	(8,615)

Net loss	$(46,075)	$(11,763)

Other Financial Data:
Depreciation and amortization of intangible assets including impairment within continuing operations	$37,034	$15,516

Appleton Reports Fourth Quarter and 2008 Results                                                                                                                                             page 7
March 30, 2009

Table 2

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the	For the
	Year Ended	Year Ended
	January 3, 2009	December 29, 2007

Net sales	$964,577	$963,240
Cost of sales	780,440	733,738

Gross profit	184,137	229,502

Selling, general and administrative expenses	167,030	177,275
Goodwill impairment	39,645	-
Restructuring and other charges	2,578	1,445

Operating (loss) income	(25,116)	50,782

Other expense (income)
Interest expense	54,267	48,351
Debt extinguishment (income) expense, net	(11,598)	1,572
Interest income	(1,071)	(2,476)
Litigation settlement, net	(22,274)	-
Foreign exchange loss (gain)	4,523	(1,112)

(Loss) income from continuing operations before income taxes	(48,963)	4,447

(Benefit) provision for income taxes	(268)	253

(Loss) income from continuing operations	(48,695)	4,194

Discontinued operations
Loss from discontinued operations, net of income taxes	(48,687)	(10,501)

Net loss	$(97,382)	$(6,307)

Other Financial Data:
Depreciation and amortization of intangible assets including impairment within continuing operations	$99,041	$63,809

Appleton Reports Fourth Quarter and 2008 Results                                                                                                                                             page 8
March 30, 2009

Table 3

Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands)

	January 3,	December 29,
	2009	2007

Cash and cash equivalents	$4,180	$44,838
Other current assets	268,321	253,050
Assets of discontinued operations	-	36,731
Total current assets	272,501	334,619

Property, plant and equipment, net	445,671	393,742

Other long-term assets	211,749	317,401
Assets of discontinued operations	-	57,646

Total assets	$929,921	$1,103,408

Other current liabilities	$155,763	$171,795
Liabilities of discontinued operations	-	21,685
Total current liabilities	155,763	193,480

Long-term debt	598,598	539,105

Other long-term liabilities	282,505	244,440
Liabilities of discontinued operations	-	20,750
Total long-term liabilities	282,505	265,190

Total equity	(106,945)	105,633

Total liabilities & equity	$929,921	$1,103,408